Exhibit 99.1

McEwen Mining has continued its efforts to support communities surrounding the El Gallo mine in Sinaloa, Mexico. As part of a community program, the company began installing computers equipped with wireless internet access in the village of El Valle, the largest town near the El Gallo mine. El Valle is home to 950 people and was previously without public internet access. Located in the town’s public library, the computers provide convenience and accessibility for local students and people in the community. The internet-equipped computers are available for anyone in the area to use at no cost. The donation was designed to promote education and learning. McEWEN MINING BEGINS ROLLOUT OF FREE COMMUNITY INTERNET ACCESS NEAR THE EL GALLO MINE Page 1 of 1 Sheena Scotland | info@mcewenmining.com | 1.866.441.0690 M McEwen Mining held a ceremony on September 2nd to celebrate the installation of the new computers and internet. The celebration was well attended, with more than 100 people, including students, media, McEwen Mining employees, and the mayor of Mocorito Municipality (El Valle is part of Mocorito Municipality), Gloria Himelda. During the celebration the students were invited to try out the new computers, which had been set up for the ceremony. The company is planning to expand this program to other villages near the El Gallo mine. The program will focus on one town each month for the next 12 months. McEwen Mining would like to thank the group of MBA students from the Schulich School of Business in Toronto, Canada, who developed the idea for this component of our social responsibility program. The MBA students worked with the company earlier in the year as part of their graduate program. The group members included Hardev Randhawa, Jaime Marquez Mares Ramos, Lendl Mendes, Pan He, Paul Ratte, Rafay Salman, Sarang Bhusari and Sylvia Palka. September 12, 2013 MCEWEN MINING MUX Glorai Himelda, Mocorito Municipal Mayor and Euridice Gonzalez, McEwen Mining Country Manager, show local students the new computers at the celebration ceremony. Rob receiving a certificate of recognition from the Schulich MBA group.